EXHIBIT 10.1

PROPOSED PRINCIPAL TERMS OF
EQUITY INVESTMENT
COMMITTED CAPITAL ACQUISITION CORPORATION II

May 10, 2016

This Term Sheet summarizes the principal terms with respect to an equity investment in Committed Capital Acquisition Corporation II (the “Company”) to be led by Serruya Private Equity and/or its designees and affiliates (“SPE”). Unless otherwise specified herein, this Term Sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding offer or obligation on the part of SPE or the Company.

Investment:	An amount up to $50,000,000 will be invested by SPE and/or its designees. The Investment will be made in connection with the closing of the Company’s initial business transaction. The total amount of the Investment will be in the sole discretion of SPE; however, the commitment to make an investment of up to $50,000,000 will become binding upon execution of this Term Sheet.

Closing Date:	The Investment will close contemporaneously with the closing of the Company’s initial business transaction (the "Closing").

Stock Purchase Agreement; Transaction Documents:	The purchase of the Securities will be made pursuant to a stock purchase agreement. Company counsel will draft / amend, as necessary, all transaction documents.

Governing Law:	Delaware law will govern this Term Sheet and the governing documents.

Company Agreements:	The Company will appoint a designee of SPE to its Board of Directors (the “Board”) upon execution of the Term Sheet. In addition, the Company will enter into an agreement with SPE pursuant to which the Company will not agree to consummate an initial business transaction without unanimous consent of its Board. This provision will become binding upon execution of the Term Sheet and the Company will use its best efforts to effect such actions within ten business days.

Fees and Expenses:	At the Closing, SPE will be reimbursed for its reasonably incurred and properly documented fees incurred in connection with the transactions contemplated by this Term Sheet.

Conditions to Closing:	Standard conditions to Closing, which shall include, among other things, satisfactory completion of due diligence regarding the initial business transaction target and the absence of any material changes with respect to the Company.

Consents and Approvals:	The Company will comply with and/or use its best efforts to obtain any required consents and approvals to consummate the Investment (and require the initial business transaction target to perform the same).

Unless otherwise provided for herein or in the definitive transaction documents, the terms of the Investment as set forth herein are for discussion purposes only. The Investment is subject, among other things, to standard business, legal and financial due diligence by SPE and its counsel and other advisors. Additionally, this Term Sheet does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the definitive agreements related to the Investment.

[Signature Page follows]

In Witness whereof, this Term Sheet has been executed on this 10th day of May, 2016.

SERRUYA PRIVATE EQUITY

By:   /s/ Michael Serruya

Name: Michael Serruya

Title: Managing Director

COMMITTED CAPITAL ACQUISITION CORPORATION II

By:   /s/ Michael Rapp

Name: Michael Rapp

Title: Chairman and Chief Executive Officer